Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2006, relating to the consolidated financial statements of SHC Prague InterContinental B.V., appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. (formerly known as Strategic Hotel Capital, Inc.) for the year ended December 31, 2005.

Deloitte s.r.o.

Prague, Czech Republic

April 18, 2006